Exhibit 99.1

Investor Relations Contact:

Ken Lowe

Sigma Designs, Inc.

Tel: 408/957-9850

Fax: 408/957-9741

IR@sdesigns.com

For Immediate Release

SIGMA DESIGNS, INC. REPORTS THIRD QUARTER RESULTS

MILPITAS, Calif.- November 22, 2005-Sigma Designs®, Inc. (Nasdaq: SIGM), a leader in digital media processors for consumer appliances, announced results for its third fiscal quarter ended October 31, 2005.

Net revenues for the third quarter were $8,497,000 up 7% from $7,961,000 for the previous quarter and up 11% from $7,677,000 reported for the same period last year. Sigma reported a net profit of $ 1,948,000 or $0.09 per basic and $0.08 per diluted share in the third quarter. This compares to a net profit of $163,000, or $0.00 per basic and diluted share, for the previous quarter, and net profit of $525,000 or $0.03 per basic share and $0.02 per diluted share during the same period one year ago. The increase in revenue is primarily attributable to increased sales of EM8620 chipsets and the third quarter net profit includes a one-time investment gain of $1.5 million.

"We are pleased to report another sequential increase in quarterly revenue, with many accounts showing steady or increasing demand for our chipsets. Our design activity is at an all-time high with the majority of our efforts placed on top-tier accounts across multiple segments. We remain heavily focused on IPTV set-top box and Blu-ray/HD-DVD player opportunities, where we enjoy a technology leadership position. Looking forward, we maintain our expectation of meaningful top-line growth for our fourth fiscal quarter as well as our next fiscal year," stated Thinh Tran, chairman and chief executive officer, Sigma Designs.

Recent business developments include:

  Jointly announced with Microsoft a collaboration to enable the production of low-cost, high-definition-capable devices optimized for the Microsoft® TV Internet Protocol Television (IPTV) Edition software platform. The new SMP8634 media processor from Sigma Designs will enable set-top box and consumer electronics manufacturers to create a range of products for broadband service providers to deliver IPTV services to the home. Microsoft and Sigma Designs have worked closely together to extend the processing functionality of Sigma Design's open standards-based SMP8634 media processor, to achieve a feature set that delivers the full power of the Microsoft TV platform.

  Announced that Sharp Corporation has selected Sigma Designs' media processors to power its newest network LCD monitor, the IT-32X2. Sigma's EM8620L media processor streamlines the networkability for Sharp's new LCD monitor. Sharp's new large screen network LCD monitor provides a high- resolution, 32-inch liquid crystal display (LCD) that consumers can use as a TV, PC monitor and display for digital photographs.

  Announced that Scientific-Atlanta's advanced IPTV set- tops were demonstrated at the IBC conference using the company's SMP8634 media processors. The demonstration of this new class of system-on-chip (SOC) based set-top box platforms was shown at the Scientific-Atlanta stand to address telco opportunities on a worldwide basis.

The conference call relating to third quarter results will take place following this announcement at 5:00 PM EDT today, November 22. The dial-in number is 888-362-4820 (international callers dial 617-597-5345) and the passcode is 14686979. Investors will have the opportunity to listen live to the conference call via the Internet through www.sigmadesigns.com/investors/overview or over CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN's individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN's Individual Investor Network. Institutional investors can access the call via CCBN's password-protected event management site, StreetEvents (www.streetevents.com).  To listen to the live call, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call by dialing into 1- 888-286-8010 (international callers dial 617-801-6888) and use passcode 99167440. The audio replay will be available for one week after the call. For further information, please see the link on our website at www.sigmadesigns.com/.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding our expected operating performance and business prospects as we move into next year. Actual results may vary materially due to a number of factors including, but not limited to, general economic conditions, including continuance of the current economic conditions specific to the semiconductor industry, the rate of growth of the set-top box market in general, our ability to deploy and achieve market acceptance for Sigma products in these markets, the ability of our REALmagic MPEG silicon to compete with other technologies or products in these emerging markets, the risk that such products will not gain widespread acceptance, or will be rendered obsolete, by product offerings of competitors or by alternative technologies, the risk that anticipated design wins will not materialize and that actual design wins will not translate into launched product offerings, and other risks including delays in the manufacturer's deployment of set-top boxes. Other risk factors are detailed from time to time in our SEC reports, including the report on Form 10-K for the year ended January 31, 2005 and the report on Form 10-Q for the quarter ended July 31, 2005. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Sigma undertakes no obligation to publicly release or otherwise disclose the result of any revision to these forward-looking statements that may be made as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Sigma Designs, Inc.

Sigma Designs (Nasdaq: SIGM) specializes in silicon-based media processors for IPTV set-top boxes, digital media receivers, high definition DVD players, HDTV, and portable media players. The company's award-winning REALmagic® Video Streaming Technology is used in a variety of consumer applications providing highly integrated solutions for high-quality decoding of H.264, WMV9, MPEG-4, MPEG-2 and MPEG-1. Headquartered in Milpitas, Calif., the company also has sales offices in China, Europe, Hong Kong, Japan, Korea and Taiwan. For more information, please visit the company's web site at www.sigmadesigns.com/.

REALmagic and Sigma Designs are registered trademarks of Sigma Designs. All other products and companies referred to herein are trademarks or registered trademarks of their respective companies.

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Following are comparative, unaudited highlights of the third quarter and nine-months results of fiscal 2006 and 2005:

Quarter ended October 31,	2005	2004

Net revenues	$ 8,497,000	$ 7,677,000
Net income	$ 1,948,000	$ 525,000
Basic net income per share	$ 0.09	$ 0.03
Basic weighted average shares	21,447,000	20,838,000
Diluted net income per share	$ 0.08	$ 0.02
Diluted weighted average shares	24,401,000	23,629,000

Nine months ended October 31,	2005	2004

Net revenues	$ 22,833,000	$ 23,549,000
Net income (loss)	$ 1,394,000	$ 1,857,000
Basic net income (loss) per share	$ 0.07	$ 0.09
Basic weighted average shares	21,307,000	20,754,000
Diluted net income (loss) per share	$ 0.06	$ 0.08
Diluted weighted average shares	23,179,000	23,363,000

SIGMA DESIGNS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	October 31,	January 31,
	2005	2005(1)
Assets

Current assets:
Cash and cash equivalents	$ 15,074	$ 10,250
Short-term investments	9,395	8,529
Accounts receivable - net	4,512	6,417
Notes receivable - related party	500	-
Inventories	2,990	3,675
Prepaid expenses and other	648	764

Total current assets	33,119	29,635

Equipment and leasehold improvements, net	1,762	1,756
Long-term investments	1,282	3,313
Other assets	166	233

Total	$ 36,329	$ 34,937

Liabilities and shareholders' equity

Current liabilities:
Accounts payable	1,769	3,540
Accrued liabilities and other	2,037	2,097
Current portion of bank lines of credit	205	-

Total current liabilities	4,011	5,637

Bank line of credit	288	-
Other - long term liabilities	127	188

Shareholders' equity:
Common stock	89,618	88,207
Accumulated other comprehensive income	14	28
Accumulated deficit	(57,729)	(59,123)

Total shareholders' equity	31,903	29,112

Total	$ 36,329	$ 34,937

(1)Derived from audited balance sheet included in the Company's annual report on Form 10-K for the year ended January 31, 2005.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three months ended		Nine months ended
	October 31,		October 31,
	2005	2004	2005	2004

Net revenues	$ 8,497	$ 7,677	$ 22,833	$ 23,549

Costs and expenses:
Costs of revenues	2,666	2,155	7,349	7,090
Research and development	3,613	2,762	10,650	8,714
Sales and marketing	1,259	1,137	3,713	3,563
General and administrative	880	1,165	2,903	2,814

Total costs and expenses	8,418	7,219	24,615	22,181

Income from operations	79	458	(1,782)	1,368
Gain on sales of long-term investment	1,466	-	2,549	-
Interest and other income (expense), net	401	63	629	516

Income (loss) before income taxes	1,946	521	1,396	1,884
Provision for income taxes	(2)	(4)	2	27

Net income (loss)	$ 1,948	$ 525	$ 1,394	$ 1,857

Basic net income (loss) per share	$ 0.09	$ 0.03	$ 0.07	$ 0.09
Shares used in computing per share amount	21,447	20,838	21,307	20,754

Diluted net income (loss) per share	$ 0.08	$ 0.02	$ 0.06	$ 0.08
Shares used in computing per share amount	24,401	23,629	23,179	23,363